  As filed with the Securities and Exchange Commission on June 28, 1999

                                                Registration No. 333-78559
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO.1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                AVT Corporation
            (Exact name of registrant as specified in its charter)

                                ---------------

             Washington                                   91-1190035
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                    Identification Number)

                             11410 N.E. 122nd Way
                          Kirkland, Washington 98034
                                (425) 820-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                ROGER A. FUKAI
                            Chief Financial Officer
                             11410 N.E. 122nd Way
                          Kirkland, Washington 98034
                                (425) 820-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                              LINDA A. SCHOEMAKER
                               Perkins Coie LLP
                        1201 Third Avenue, 48th Floor
                        Seattle, Washington 98101-3099
                                (206) 583-8888

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of Each Class of     Amount        Maximum          Maximum       Amount of
    Securities to Be         to Be     Offering Price     Aggregate     Registration
       Registered        Registered(1)  Per Share(2)  Offering Price(2)     Fee
------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........         2          $32.47          $64.94           $.02
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Excludes 1,596,498 shares of common stock previously registered and for which a registration fee of $11,860.00 was previously paid.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the common stock of AVT on June 24, 1999, as reported on the Nasdaq National Market.

                                ---------------

  The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             1,596,500 Shares

                           f[LOGO OF AVT CORPORATION]

                                AVT Corporation

                                  Common Stock

                               ----------------

  Certain shareholders of AVT may offer for sale up to 1,596,500 shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may sell the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions.

  AVT will not receive any proceeds from the sale of the shares by the selling shareholders. AVT will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares.

  The common stock trades on the Nasdaq National Market under the symbol "AVTC." On June 24, 1999, the last reported sales price of the common stock on Nasdaq was $32.625 per share.

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is June 30, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Information................................................   2
How to Obtain More Information.............................................   2
The Company................................................................   3
Risk Factors...............................................................   4
Selling Shareholders.......................................................   8
Plan of Distribution.......................................................  10
Validity of Common Stock...................................................  10
Experts....................................................................  10

  We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of AVT may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                          FORWARD-LOOKING INFORMATION

  This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this Prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

                        HOW TO OBTAIN MORE INFORMATION

  We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC toll-free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

  We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

  The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1. AVT's Annual Report on Form 10-K for the year ended December 31, 1998;

  2. AVT's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

  3. AVT's Current Report on Form 8-K and Form 8-K/A (Amendment No. 1) filed with the SEC on April 14, 1999 and June 28, 1999, respectively;

  4. AVT's Proxy Statement, dated April 12, 1999, for its 1999 Annual Meeting of Shareholders;

  5. The description of AVT's common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 11, 1994, under
     Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions; and

  6. All other documents filed by AVT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

  You may obtain copies of these documents (other than exhibits) free of charge by contacting AVT's corporate secretary at our principal offices, which are located at 11410 N.E. 122nd Way, Kirkland, Washington 98034, telephone number (425) 820-6000.

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

  AVT Corporation is a leading provider of software-based computer-telephony solutions for medium-sized enterprises. These solutions are designed to enhance individual and work group productivity, improve customer service, reduce business operating costs and simplify information access and dissemination. Our products provide enhanced voice and data integration through applications such as unified voice and data messaging, call center management, interactive voice response and document distribution. Our key products are multi-application computer-telephony platforms that run on off-the-shelf hardware, support Windows NT and OS/2, and interface with a wide variety of telephony and computer equipment. We also offer add-on modules and software upgrades that provide increased capacity and functionality.

  AVT's expertise with both computer and telephony architectures enables AVT to bring to market innovative software-based solutions that unify and exchange information on and between the telephone and computer. Our telephony-oriented product lines serve the messaging and call center markets and focus on voice and call processing, unified messaging, interactive voice response, personal and work group call management and call center productivity applications. Our computer-oriented product lines target the fax server and production fax markets and focus on high-performance fax processing and unified messaging, as well as Internet, corporate intranet and phone-based information access.

  We sell our products primarily through an indirect channel of resellers and distributors, as well as through direct sales and OEM and private label agreements. Computer-telephony applications generally are purchased in conjunction with, or as upgrades to, telephone systems or computer network systems. Accordingly, while our product lines all provide computer-telephony functionality, we tailor our telephony-oriented and computer-oriented products for the distinct distribution channels that market these systems.

  AVT was incorporated in the state of Washington in 1982. Our headquarters are located at 11410 N.E. 122nd Way, Kirkland, Washington 98034, and our telephone number is (425) 820-6000.

                                 RISK FACTORS

Our operating results fluctuate from quarter to quarter, which could cause our operating results to fall below expectations of securities analysts and investors.

  We expect our operating results to fluctuate significantly from quarter to quarter in the future. Because of these fluctuations, our operating results for a particular quarter may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our stock may decline.

  We believe period-to-period comparisons of our operating results are not meaningful. Numerous factors contribute to the unpredictability of our operating results, including

  . the timing of customer orders;

  . changes in our mix of products and distribution channels;

  . the announcement or introduction of new products by us or our competitors;

  . pricing pressures; and

  . general economic conditions.

  The timing of customer orders can cause significant variations in quarterly results of operations. Historically, we have operated with little or no backlog. We earn almost all our revenues in each quarter from orders received in that quarter. We base product development and other operating expenses on our expected revenues. Because our expenses are relatively fixed in the short term, we may be unable to adjust our spending in time to compensate for any unexpected shortfall in quarterly revenues.

  Changes in the mix of products we sell can also cause our operating results to fluctuate from quarter to quarter. For example, shifts between fully integrated systems and software kits result in fluctuations in gross margins because fully integrated systems generate higher revenue per unit but have lower margins due to their hardware component.

Our operating results may vary by season, which could cause our operating results to fall below expectations of securities analysts and investors.

  Our results of operations may fluctuate as a result of seasonal factors, and this may cause our operating results to fall below expectations of securities analysts and investors for a particular quarter. Specifically, due to typical year-end dealer sales patterns and end-user buying patterns, net sales in our first quarter, without taking into account the effect of acquisitions, have in the past declined from the fourth quarter of the previous year.

We rely heavily on independent equipment dealers and value-added resellers.

  A substantial majority of our net sales depends on a network of independent telephone equipment dealers and computer-oriented value-added resellers. There is intense competition for the attention of these independent dealers and resellers from our competitors and from providers of other products distributed through these channels. Many of these dealers and resellers do not have the financial resources to withstand a downturn in their businesses. We may not be able to maintain or expand our network of dealers and resellers in the future. Moreover, our dealers and resellers may not maintain or expand their present level of efforts to sell our products. If we lose a major dealer or reseller, or if our dealers and resellers lose interest in selling our products, our business, results of operations and financial condition may suffer.

The integration of recent and any future acquisitions may be difficult and disruptive.

  We frequently evaluate potential acquisitions of products, technologies and businesses. Since January 1996, we have made four strategic acquisitions. Our recent and any future acquisitions may direct management's attention away from the day-to-day operations of our business and may pose numerous other risks. For instance, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire.

  In making acquisitions, we may need to make dilutive issuances of our equity securities, incur debt, write off purchased, in-process research and development and amortize expenses related to goodwill and other intangible assets.

Technology and customer needs change rapidly in our industry.

  In our industry, technology and customer demands change rapidly, and we and our competitors frequently introduce new products and features. To succeed, we must identify, develop and market new products and features that satisfy those changing customer needs and keep pace with those technological developments. To do this, we must spend substantial funds on product development. We have already devoted significant resources to technologies that we anticipate will be widely adopted, such as Windows NT. However, we may not be able to develop new products or product enhancements on a timely basis. Even if we do, the market may not accept the new products or product enhancements that we develop.

Our market is highly competitive.

  The computer-telephony market is highly competitive. Moreover, we believe the competitive pressures we face are likely to intensify, particularly as our competitors make new offerings based on the Windows NT operating system.

  In the telephony-oriented market for messaging systems, our principal competitors are independent suppliers such as the Octel Messaging Division of Lucent Technologies, Inc., Mitel Corporation, Active Voice Corporation, Voysys Corporation and Callware Technologies, Inc. In the call center systems market, our principal competitors are manufacturers such as Aspect Telecommunications Corporation and Rockwell International Corporation.

  In addition to independent suppliers of computer-telephony solutions, we also compete with private branch exchange and key telephone systems manufacturers. Those manufacturers offer integrated voice messaging systems, unified messaging systems and automatic call distribution systems of their own design or under various OEM agreements. Competitors in this category include Lucent Technologies, Inc., Northern Telecom Ltd., Siemens Business Communication Systems, Inc., Executone Information Systems, Inc., Panasonic Communications and Systems Co., NEC America, Inc. and Toshiba America Information Systems, Inc.

  In the market for LAN-based facsimile systems, our principal competitors are Omtool, Ltd., Optus Software, Inc., Esker, S.A. and Computer Associates International, Inc. Our fax server products also compete with vendors offering a range of alternative facsimile solutions, including operating systems containing facsimile and document transmission features, low-end fax modem products, desktop fax software, single-platform facsimile software products and customized proprietary software solutions. In the market for production facsimile systems, our principal competitors are Biscom, Inc., Esker, S.A. and Topcall International AG. In the market for document distribution products, our principal competitors include Expedite, Inc. and other telecommunications providers such as AT&T Corp., MCI WorldCom, Inc. and Cable & Wireless, Inc.

  Further acceptance of open systems architectures and the development of industry standards in the call processing market may eliminate some of the technical barriers to entry, allowing additional competitors to enter the market. Many of our existing competitors have larger customer and installed bases and substantially greater technical, financial and marketing resources than we do. In addition, some of our competitors have a marketing advantage because they can sell their call processing equipment or facsimile solutions as part of their broader product offerings. We expect our competitors will continue to offer improved product technologies and capabilities. The availability of these products could cause sales of our existing products to decline. For these reasons, we may be unable to compete successfully against our current and future competitors.

Our average sales prices have declined for some of our products.

  The average sales prices in our basic voice messaging products have declined due to competitive pressures. In the future, prices may decline in some of our other product lines. If the average sales prices of our more significant product lines fall, our overall gross margins will likely fall. To offset and forestall declining average sales prices, we must continue to develop product enhancements and new products with advanced features that are likely to generate higher-margin incremental revenue. If we are unable to do so in a timely manner or if our products do not achieve significant customer acceptance, our business, results of operations and financial condition may suffer.

We may be unable to adequately protect our proprietary rights.

  To succeed, we must adequately protect our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, nondisclosure and other agreements and technical measures to protect our proprietary technology, but those measures may be insufficient. We have one patent in the area of unified messaging, but our competitors may challenge or circumvent the claims in that patent. Our current patent, or any future patents, may never provide us with any competitive advantages. Other measures that we take to protect our proprietary technology may not prevent or deter misappropriation of our technology or the development of technologies with similar characteristics. Moreover, our use of open systems architecture in the design of our products may make it easier for competitors to misappropriate or replicate our designs and developments.

We may face liability for infringement of third-party proprietary rights.

  Historically, competitors in the computer-telephony software industry have filed numerous allegations of patent infringement, resulting in considerable litigation. We have received claims of patent infringement from several parties and will probably receive additional claims in the future. While none of those claims has led to litigation, they may yet result in litigation. Any litigation, regardless of our success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to

  . stop or delay selling, or using, products that use the challenged intellectual property;

  . pay damages for infringement;

  . obtain licenses, which may be unavailable on acceptable terms; or

  . redesign products or services that use the infringing technology.

We face risks from expansion of our international operations.

  Our growth depends in part on continued expansion of our international sales. International sales generated approximately 14%, 16% and 15% of our net sales in the years ended December 31, 1996, 1997 and 1998, respectively. We have spent significant management attention and financial resources on our international operations. A significant portion of our revenues are subject to the risks associated with international sales, which include

  . difficulty adapting products to local languages and telephone system technology;

  . inability to respond to changes in regulatory requirements;

  . inability to meet special standards requirements;

  . exposure to exchange rate fluctuations;

  . tariffs and other trade barriers;

  . difficulties in staffing and managing international operations;

  . potentially adverse tax consequences; and

  . uncertainties arising from local business practices and cultural considerations.

  Currently, substantially all of our international sales are denominated in U.S. dollars. Increases in the value of the dollar against local currency could cause our products to become relatively more expensive to customers in a particular country, leading to reduced sales or profitability in that country. As we continue to expand our international operations, we expect our non-dollar-denominated sales and our exposure to gains and losses on international currency transactions to increase. We do not currently engage in transactions to hedge against the risk of currency fluctuations, but we may do so in the future.

We depend on certain key employees.

  To succeed, we must attract and retain key personnel in engineering, research and development, marketing, sales, finance and administration. In particular, we depend to a significant degree on the efforts of our senior management team. Competition for skilled personnel is intense. The failure to recruit such personnel or the loss of the services of existing key persons in any functional area could adversely affect our current operations and new product development efforts. We do not maintain material key person life insurance.

We may experience difficulties in managing our growth.

  Growth in our business has placed, and will continue to place, significant demands on our management and operations. To succeed, our officers and key employees must manage growth successfully. We must continue to implement and improve our operational, financial and management information systems. In addition, we must expand the number of, train and manage our employees. We may be unable to timely and successfully accomplish these tasks.

We depend on third parties for certain key components of our products.

  We use standard computer hardware for our products. Most of the components we use are readily available. However, only three domestic suppliers can provide voice processing circuit boards in the quantities we need. In addition, only two domestic suppliers can provide our facsimile processing circuit boards in the quantity we require. Historically, we have relied almost exclusively on Dialogic Corporation for our voice cards, and on Dialogic and Brooktrout Technologies, Inc. for our fax cards. We rely on those suppliers primarily because of volume price discounts and the cost and effort required to develop software for an alternate voice or fax card. Significant delays, interruptions or reductions in our supply of voice or fax cards, or unfavorable changes to price and delivery terms could adversely affect our business.

Our stock price may be highly volatile.

  The market price of our common stock has been, and may continue to be, highly volatile. The future price of the common stock will fluctuate in response to factors such as

  . new product announcements or changes in product pricing policies by us or our competitors;

  . quarterly fluctuations in our operating results;

  . announcements of technical innovations;

  . announcements relating to strategic relationships or acquisitions;

  . changes in earnings estimates by securities analysts; and

  . general conditions in the computer-telephony market.

  In addition, the market prices of securities issued by many companies, particularly in high-technology industries, are volatile for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

                             SELLING SHAREHOLDERS

  The following table presents information regarding the selling shareholders and the number of shares they may offer by this prospectus. Most of the selling shareholders listed below received their shares of AVT common stock in connection with the acquisition by AVT of MediaTel Corporation, whereby the selling shareholders exchanged their shares of MediaTel Corporation for shares of AVT. As noted in the footnotes to the table, a portion of the shares that may be offered by this prospectus are shares that the noted selling shareholders have acquired by exercising options.

  Except as described in the footnotes to the table, none of the selling shareholders has held a position or office or had a material relationship with AVT or any of its affiliates within the past three years other than as a result of the ownership of AVT's common stock.

                          Shares Beneficially                  Shares Beneficially
                             Owned Prior to    Shares That         Owned After
  Name of Shareholder         Offering(1)      May Be Sold         Offering(2)
  -------------------     -------------------  -----------     -------------------
Emilia Socorro
 Alarcon(3).............          1,630(4)           563              1,067(4)
Bonnie Anderson(3)......          2,374(5)         1,480                894(5)
Randy Atherton..........         10,572            9,515              1,057
Atrium Investors,
 L.L.C. ................        290,352          261,317(6)          29,035
Mary Benek..............          1,827            1,644                183
The Chase Manhattan Bank
 Delaware as
 Administrative Trustee
 for the Millenium
 Venture Trust..........         65,949           59,354(6)           6,595
The Chase Manhattan Bank
 Delaware as
 Administrative Trustee
 for the SVS Venture
 Trust..................        187,950          169,155(6)          18,795
Clifford Chapman, II....             40(7)            40(7)               0
Stephanie Chastten......             91               82                  9
Myna Chiem(3)...........            300(8)           213                 87(8)
Sheraton Chin...........             57               51                  6
Susan Reicher...........            187              168                 19
Kory Dayani.............            146              131                 15
Margaret Demorest(3)....            939              845                 94
Thomas Denicola.........             56               50                  6
Global Technology
 Investments Co.........        350,673          315,606(6)          35,067
Mark Greenough..........          7,829(7)         7,829(7)               0
Christopher Hievly......          1,957(9)         1,957(6)(9)            0
Cheryl Hurd(3)..........          4,558(10)        3,100              1,458(10)
Katherine Jahns.........          1,148            1,033                115
Kendall Kirkendoll......            117              105                 12
Russell Levitt..........            653              588                 65
Malaney 1999 Gift
 Trust..................         62,650           56,385(6)           6,265
Sanjeev Malaney(11).....        397,827(12)      188,889(6)          20,988
Nicole Masters..........            150              135                 15
Marcelle Mourao(3)......            313              282                 31
Christopher Palumbo.....            202              182                 20
Laurelei Papajani.......            456              410                 46
Mario M. Rosati.........          2,088(7)(13)     2,088(6)(7)            0
Thomas A. Ryan(14)......         21,793(15)        7,499(6)          14,294(15)
Larry Sanek.............             95               85                 10

                         Shares Beneficially                 Shares Beneficially
                            Owned Prior to   Shares That         Owned After
  Name of Shareholder        Offering(1)     May Be Sold         Offering(2)
  -------------------    ------------------- -----------     -------------------
Matt Snyder.............           150             135                 15
David Sohm(16)..........        15,659(17)       3,172(6)          12,487(17)
Liam Supple.............           626             563                 63
Ashu Suri...............         3,054           2,749                305
Telcom Investors,
 L.L.C. ................        72,588          65,329              7,259
Trident Nominees
 (Cayman) Ltd. as
 Attorney-In-Fact.......       250,600         225,540(6)          25,060
Dan Tsou................         1,096             986                110
Don Vail................           189             170                 19
WS Investment Company
 96B....................         1,879(7)        1,879(6)(7)            0
Rai Warbasse............            94              85                  9
Ralph Winston...........        73,463          66,117              7,346
Robert Wood(3)..........        12,751(18)       1,691             11,060(18)
Richard J. Zalisk.......       135,950(7)      135,950(6)(7)            0

--------
 (1) Includes an aggregate of 160,962 shares of common stock beneficially owned by the selling shareholders that have been deposited in escrow pursuant to the Agreement and Plan of Merger among AVT, Goldengate Acquisition Corp. and MediaTel Corporation to secure the respective indemnification obligations of the selling shareholders thereunder. Each selling shareholder that is a former stockholder of MediaTel has deposited approximately 10% of their shares in the escrow. To the extent that no claims have been made against the escrowed shares, the escrowed shares will be released from escrow on the earlier of (a) April 14, 2000 and (b) the date on which AVT's independent accountants issue an audit report for AVT and its consolidated subsidiaries for the year ended December 31, 1999. The escrowed shares may not be sold pursuant to this prospectus.
 (2) Assumes the sale of all the shares of common stock offered by each of the selling shareholders.
 (3) The listed individual currently serves as an employee of MediaTel Corporation, a wholly owned subsidiary of AVT.
 (4) Includes 1,004 shares subject to options exercisable within 60 days of May 10, 1999.
 (5) Includes 730 shares subject to options exercisable within 60 days of May 10, 1999.
 (6) These shares are contractually ineligible for sale or transfer pursuant to this prospectus or otherwise until the publication by AVT of certain financial data that reflect the combined results of operations of AVT and MediaTel Corporation for a period of 30 days.
 (7) Consists of shares that the selling shareholder acquired upon the exercise of options.
 (8) Includes 63 shares subject to options exercisable within 60 days of May 10, 1999.
 (9) Represents shares that the selling shareholder may acquire by exercising options which are exercisable within 60 days of May 10, 1999.
(10) Includes 1,113 shares subject to options exercisable within 60 days of May 10, 1999.
(11) Mr. Malaney currently serves as a consultant to MediaTel Corporation, a wholly owned subsidiary of AVT.

(12) Includes 187,950 shares held by The Chase Manhattan Bank Delaware as Administrative Trustee for the SVS Venture Trust for which Mr. Malaney acts as investment advisor, which shares are offered by this prospectus.


(13) Includes 1,879 shares held by WS Investment Company 96B for which Mr. Rosati serves as Managing Partner, which shares are offered by this prospectus.

(14) Mr. Ryan currently serves as Vice President of Engineering and Operations of MediaTel Corporation, a wholly owned subsidiary of AVT.

(15) Includes 13,461 shares subject to options exercisable within 60 days of May 10, 1999.

(16) Mr. Sohm currently serves as President of MediaTel Corporation, a wholly owned subsidiary of AVT.

(17) Includes 12,135 shares subject to options exercisable within 60 days of May 10, 1999.

(18) Includes 10,872 shares subject to options exercisable within 60 days of May 10, 1999.

  The selling shareholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions therefrom. AVT agreed with the selling shareholders to file the registration statement to register the resale of the shares. AVT agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) April 14, 2000 and (2) the date on which the selling shareholders have sold all the shares.

                             PLAN OF DISTRIBUTION

  We are registering the shares on behalf of the selling shareholders and their successors (including donees and pledgees, who may sell shares they receive from the selling shareholders after the date of this prospectus). The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions or through writing options on the shares. They may sell the shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers.

  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

  AVT will not receive any proceeds from the sale of the shares by the selling shareholders. AVT may suspend use of this prospectus under certain circumstances.

  The selling shareholders and broker-dealers who assist in the sale of the shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

  Under the rules and regulations of the Securities and Exchange Act of 1934, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. The foregoing may affect the marketability of the shares.

  AVT will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares. AVT also has agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against certain liabilities, including liabilities under the Securities Act. The selling shareholders may indemnify any agent, dealer or broker-dealer that assists them in selling the shares against certain liabilities, including liabilities arising under the Securities Act.

  We cannot guarantee that the selling shareholders will sell any or all of the shares.

                           VALIDITY OF COMMON STOCK

  Perkins Coie LLP, Seattle, Washington, will provide AVT with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                    EXPERTS

  The supplemental consolidated financial statements for the year ended December 31, 1998 incorporated in this prospectus by reference from AVT's Current Report on Form 8-K/A filed with the SEC on June 28, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             1,596,500 Shares

                           [LOGO OF AVT CORPORATION]

                                  Common Stock


                               ----------------

                                   PROSPECTUS

                               ----------------

                               June 30, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market additional listing fee.

   SEC registration fee....................................................... $11,860
   Nasdaq National Market listing fee.........................................  17,500
   Legal fees and expenses....................................................  15,000
   Accounting fees and expenses...............................................  10,000
   Miscellaneous fees and expenses............................................   5,000
                                                                               -------
     Total.................................................................... $59,360
                                                                               =======

Item 15. Indemnification of Directors and Officers

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors, officers, employees and agents of AVT and those serving at AVT's request in similar positions in any other corporation, partnership, joint venture, trust or other enterprise in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 10 of the AVT's restated bylaws provides for indemnification of AVT's directors and officers against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the director or officer is, was or becomes involved by reason of the fact that the director or officer is or was a director or officer of AVT, or that being or having been such a director or officer or an employee of AVT, such director or officer is or was serving at the request of AVT as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action by the director or officer in an official capacity as such a director, officer, partner, trustee, employee or agent or in any other capacity while serving as such a director, officer, partner, trustee, employee or agent. The director or officer is not indemnified for any action, suit, claim or proceeding instituted by or at the direction of the director or officer unless such action, suit, claim or proceeding is or was authorized by AVT's board of directors or unless the action is to enforce the rights of indemnification. No indemnity may be provided by AVT for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the WBCA, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification.

  Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 11 of the AVT's restated articles of incorporation provides for limitation of the director's liability to the maximum extent permitted by the WBCA.

  AVT has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its directors and executive officers against certain liabilities. AVT also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacity.

  The above discussion of the WBCA and AVT's restated bylaws and restated articles of incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the restated bylaws and the restated articles of incorporation.

Item 16. Exhibits

     2.1 Agreement and Plan of Merger among AVT Corporation, MediaTel
         Corporation and Goldengate Acquisition Corp., dated as of April 13,
         1999 (filed as Exhibit 10.1 to AVT's Current Report on Form 8-K dated as of April 14, 1999 and incorporated herein by reference).

     4.1 Registration Rights Agreement among AVT Corporation and the shareholders of AVT, dated as of April 14, 1999 (filed as Exhibit 10.2 to AVT's Current Report on Form 8-K dated as of April 14, 1999 and incorporated herein by reference).

     5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock.

    23.1 Consent of Arthur Andersen LLP, independent auditors.

    23.2 Consent of Perkins Coie LLP (contained in Exhibit 5.1).

    23.3 Consent of PriceWaterhouse Coopers LLP, independent auditors.

    24.1 Power of Attorney (contained on signature page).*

--------

* Previously filed

Item 17. Undertakings

  A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  D. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Kirkland, State of Washington, on the 28th day of June, 1999.

                                          AVT Corporation

                                                /s/ Roger A. Fukai
                                          By: _________________________________

                                                    Roger A. Fukai


  Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 28th day of June, 1999.

                 Signature                                      Title
                 ---------                                      -----

        /*/ Richard J. LaPorte              Chairman of the Board, President and Chief
___________________________________________  Executive Officer (Principal Executive
            Richard J. LaPorte               Officer)


          /s/ Roger A. Fukai                Executive Vice President of Finance and
___________________________________________  Administration and Chief Financial Officer
              Roger A. Fukai                 (Principal Financial and Accounting Officer)


        /*/ James S. Campbell               Director
___________________________________________
             James S. Campbell


          /*/ Robert F. Gilb                Director
___________________________________________
              Robert F. Gilb


         /*/ Robert L. Lovely               Director
___________________________________________
             Robert L. Lovely


         /*/ William L. True                Director
___________________________________________
              William L. True


       * By /s/ Roger A. Fukai
___________________________________________
              Roger A. Fukai
             Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
   2.1   Agreement and Plan of Merger among AVT Corporation, MediaTel
         Corporation and Goldengate Acquisition Corp., dated as of April 13,
         1999 (filed as Exhibit 10.1 to AVT's Current Report on Form 8-K dated as of April 14, 1999 and incorporated herein by reference).
   4.1   Registration Rights Agreement among AVT Corporation and the shareholders of AVT, dated as of April 14, 1999 (filed as Exhibit 10.2 to AVT's Current Report on Form 8-K dated as of April 14, 1999 and incorporated herein by reference).
   5.1   Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock.
  23.1   Consent of Arthur Andersen LLP, independent auditors.
  23.2   Consent of Perkins Coie LLP (contained in Exhibit 5.1).
  23.3   Consent of PriceWaterhouse Coopers, independent auditors.
  24.1   Power of Attorney (contained on signature page).*

--------

* Previously filed